PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Gregory J. Kreis, President & CEO
          Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone:  315 343 4100


      BRIDGE STREET FINANCIAL, INC. ANNOUNCES 2ND QUARTER FINANCIAL RESULTS


OSWEGO, NEW YORK JULY 19, 2004. Bridge Street Financial, Inc. (the "Company"), the holding company for Oswego County National Bank (the "Bank"), reported net income of $342,000 for the quarter ended June 30, 2004 compared to $171,000 for the same period of 2003. The increase in net income for the second quarter of 2004 resulted primarily from a $172,000 increase in net interest income and a $129,000 gain on the sale of Company's former headquarters building, which was partially offset by a $71,000 increase in the provision for loan losses and a $25,000 increase in operating expenses. Operating expenses for the three months ended June 30, 2004 included $78,000 of expense associated with the new branch in Brewerton that opened in September of 2003 and approximately $34,000 of expense incurred related to the Company's headquarters relocation.

Net interest income for the quarter ended June 30, 2004 increased 11.2% to $1,705,000 compared to $1,533,000 for the same period in 2003. The increase in net interest income resulted primarily from an increase in loans and securities. Net interest margin increased to 3.88% for the quarter ended June 30, 2004 compared to 3.77% for the same period in 2003. Non-interest income for the quarter ended June 30, 2004 increased by $134,000 to $909,000 compared to $775,000 for the same period in 2003, due primarily to a $129,000 gain on the sale of the Company's former headquarters buildings. The provision for loan losses for the quarter ended June 30, 2004 was $161,000 compared to $90,000 for the prior year. Operating expenses for the second quarter of 2004 increased to $2,069,000 from $2,044,000 in 2003. Operating costs in the second quarter of 2004 include certain costs associated with the new branch in Brewerton that opened in September 2003 and expenses incurred related the relocation of the Company's headquarters.

Basic earnings per share were $.13 for the quarter ended June 30, 2004 as compared to $.07 for the same period in 2003. Diluted earnings per share were $.13 for the quarter ended June 30, 2004, as compared to $.06 for the same period in 2003. Return on average assets increased to 0.63% for the quarter ended June 30, 2004 compared to 0.35% for the same period in 2003. Return on average equity for the quarter ended June 30, 2004 increased to 4.46% compared to 2.18% for the same period in 2003. Book value per share decreased to $11.89 at June 30, 2004 compared to $12.19 for the same period in 2003. The reduction in book value per share was primarily the result of an increase in treasury stock which was purchased as a part of the Company's stock buyback program and a decrease in other comprehensive income due to a reduction in unrealized securities gains.

Total assets increased by $6,695,000 to $217,347,000 at June 30, 2004 compared to $210,652,000 at December 31, 2003. Total loans increased by $3,473,000 to $122,240,000 at June 30, 2004 compared to $118,767,000 at December 31, 2003.
Total deposits increased by $8,305,000 to $159,957,000 at June 30, 2004 compared to $151,652,000 at December 31, 2003. The allowance for loan losses as a percentage of nonperforming assets was 106.57% at June 30, 2004 compared to 140.00% at December 31, 2003. Shareholders' equity decreased $1,096,000 to $30,192,000 at June 30, 2004 compared to $31,288,000 at December 31, 2003. The decrease in shareholders' equity was primarily due to an increase in treasury stock of $871,000, a decrease of $721,000 for unrealized gains on securities available for sale and dividend payments of $238,000, which were partially offset by net income of $503,000, and an increase of $261,000 for additional paid in-capital and other shareholders' equity items.

Gregory J. Kreis, President and CEO said, "We are very pleased with the second quarter results on many levels. The earnings of $342,000 represent a 112.4% increase over the first quarter results and, even after factoring out a one-time gain on sale of our former headquarters and one time expenses related to the move to the new headquarters, the earnings are up significantly from recent quarters. Expense control initiatives are having a very positive impact on results and those improvements will continue throughout the balance of the year. Operating expenses declined $200,000 in the second quarter compared to the first quarter of this year."

Kreis went on to say that, "The Company continued to grow loans, deposits and total assets in a slow growth economy and we are pleased with those results. Asset quality remains strong with total loans up $8.8 million over June 30, 2003 and nonperforming assets to total assets declining to .55% from .61% at June 30, 2003. The increase in the loan loss allowance is reflective of the growth of the loan outstandings."

The Board of Directors of Bridge Street Financial, Inc., declared a dividend of five cents per share to shareholders of record on August 2, 2004 and payable on or about August 19, 2004.

Bridge Street Financial, Inc., successor to Oswego County Bancorp, Inc., is the holding company of Oswego County National Bank, formerly Oswego County Savings Bank. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE COMPANY'S INDUSTRY, MANAGEMENT'S BELIEFS AND ASSUMPTIONS MADE BY MANAGEMENT. WORDS SUCH AS "ANTICIPATES", "EXPECTS", "INTENDS", "PLANS", "BELIEVES", "SEEMS", "ESTIMATES", OR VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO FORECAST. THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECAST IN SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION OR OTHERWISE.

                          BRIDGE STREET FINANCIAL, INC.
                           FINANCIAL DATA (Unaudited)
                                  June 30, 2004

(dollars in thousands, except per share data)

                                                     For the quarter ended                    For six months ended
                                                -------------------------------               --------------------
INCOME STATEMENT DATA:                          6/30/2004  3/31/2004  6/30/2003               6/30/2004  6/30/2003
                                                -------------------------------               --------------------
Interest income                                    $2,458     $2,407     $2,282                  $4,865     $4,592
Interest expense                                      753        712        749                   1,465      1,542
                                                -------------------------------               --------------------
Net interest income                                 1,705      1,695      1,533                   3,400      3,050
Provision for loan losses                             161         90         90                     251        180
                                                -------------------------------               --------------------
Net interest income
  after provision for losses                        1,544      1,605      1,443                   3,149      2,870

Noninterest income                                    909        845        775                   1,754      1,643
Operating expenses                                  2,069      2,269      2,044                   4,338      4,090
                                                -------------------------------               --------------------
Income before taxes                                   384        181        174                     565        423
Income taxes                                           42         20          3                      62         41
                                                -------------------------------               --------------------

Net income                                           $342       $161       $171                    $503       $382


Basic earnings per share                             0.13       0.08       0.07                    0.20       0.15
Diluted earnings per share                           0.13       0.07       0.06                    0.19       0.14

Interest rate spread (a)                            3.50%      3.58%      3.31%                   3.55%      3.32%
Net interest margin (a)                             3.88%      3.97%      3.77%                   3.93%      3.79%
Return on average assets                            0.63%      0.31%      0.35%                   0.48%      0.39%
Return on average equity                            4.46%      2.03%      2.18%                   3.23%      2.47%


BALANCE SHEET DATA:                             6/30/2004  3/31/2004  6/30/2003               12/31/2003
                                                -------------------------------               ----------

Investments                                       $60,365    $57,182    $51,972                 $58,349
Loans                                             122,240    119,277    113,400                 118,767
Allowance for loan losses                          (1,266)    (1,217)    (1,125)                 (1,183)
Total assets                                      217,347    209,603    199,690                 210,652

Deposits                                          159,957    150,839    150,563                 151,652
Borrowings                                         23,250     23,250     13,700                  23,250
Shareholders' equity                               30,192     31,848     32,017                  31,288
Shares outstanding, net (b)                     2,539,863  2,589,424  2,626,322               2,577,980
Book value per share                                11.89      12.30      12.19                   12.14

Nonperforming assets
  to total assets (c)                               0.55%      0.51%      0.61%                   0.46%
Allowance to nonperforming loans                  106.57%    120.73%     98.77%                 140.00%
Equity to assets                                   13.89%     15.19%     16.03%                  14.85%

(a) Includes tax equivalent adjustment for the Company's tax-exempt securities income.
(b) Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(c) Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.